Exhibit 99.2

Contact:	J. Per Brodin
Chief Financial Officer
(314) 725-4477

Lisa M. Wilson
Senior Vice President, Investor Relations
(212) 759-3929
FOR IMMEDIATE RELEASE
CENTENE CORPORATION ANNOUNCES PROPOSED SENIOR NOTES OFFERING
ST. LOUIS, MISSOURI (March 8, 2007) — Centene Corporation (NYSE: CNC) today announced that it intends to offer $175,000,000 in aggregate principal amount of senior notes due 2014 in a private placement, subject to market and other conditions. In connection with the offering, the Company will agree to file a registration statement with the Securities and Exchange Commission (“SEC”) relating to an offer to exchange the notes issued in this offering for publicly tradeable notes having substantially identical terms in accordance with published SEC interpretations.
The Company expects the offering will be completed in March 2007. The issuance of the notes will be subject to customary closing conditions. The Company will use a portion of the net proceeds from the offering to refinance approximately $150.0 million of its existing indebtedness which is currently outstanding under its revolving credit facility. Any additional proceeds will be used for general corporate purposes.
The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States to non-United States persons in compliance with Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
This press release contains certain forward-looking statements, including without limitation, statements regarding the completion of the offering, the timing of the closing of the offering, and the use of proceeds from the offering. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially, including general market conditions. The Company’s reports to the SEC contain additional information relating to additional factors that could cause actual results to differ from these forward-looking statements.

The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.
About Centene Corporation
Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including the State Children’s Health Insurance Program (SCHIP) and Supplemental Security Income (SSI). The Company operates health plans in Georgia, Indiana, New Jersey, Ohio, Texas and Wisconsin. In addition, the Company contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, disease management, long-term care, managed vision, nurse triage, pharmacy benefits management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.